Exhibit 99.2

Destination Maternity Corporation

Second Quarter Fiscal 2016

Results Conference Call

8/25/16

David L. Courtright, Senior Vice President & Corporate Controller:

Thank you, operator. Good morning everyone, and welcome to Destination Maternity’s second quarter fiscal 2016 earnings call. The earnings release that was disseminated this morning is available on the investor section of our website. Additionally, we will file our 10-Q today with the SEC.

The earnings release contains definitions of various financial terms, as well as reconciliations of certain non-GAAP financial measures, we will be discussing in today’s call. If non-GAAP financial information is provided on this call, a reconciliation of the non-GAAP information to the most comparable GAAP financial measure is available in our press release.

This call will include certain forward-looking statements within the meanings of the federal securities laws. These statements relate to expectations, beliefs, projections, trends, and other matters that are not historical facts, and are subject to risks and uncertainties that might affect future events or results. Descriptions of these risks are set forth in the Company’s SEC filings.

Also I would like to remind you that today’s call cannot be reproduced in any form without the expressed written consent of Destination Maternity.

Joining me on the call today is Anthony M. Romano, our Chief Executive Officer and President, and David Stern, our Executive Vice President & Chief Financial Officer who joined us August 1st. Tony will open with an overview of the quarter and the progress we’ve made toward our long-term plan. Dave will follow with additional commentary on our financial results. Then Tony will provide closing remarks, and afterwards, both Tony and Dave will be available to take your questions. It is now my pleasure to turn the call over to Tony.

Anthony M. Romano, Chief Executive Officer & President:

Thank you, Dave. Good morning everyone. We appreciate you investing your time with us today. Our second quarter performance reflects significant strides toward positioning our brands, business and operating platform for long term success and is encouraging as we continue executing on our focused strategy on improving our retail fundamentals. While there is still much more to be done, I am pleased to see that the early benefits of this strategy has resulted in an improvement in gross margin, a reduction in SG&A and an increase in adjusted EBITDA versus the second quarter last year. Our 2.7% comparable retail sales decline was against significant clearance activity in the second quarter last year and was a sequential improvement in comparable retail sales over our down 5.4% first quarter performance. Overall revenues declined primarily as a result of our previously announced exit from our leased relationships with Sears and Gordmans and reduced licensed brand sales. The results highlight the traction we are making as we focus on single brand stores, optimizing our real estate portfolio, improving our inventory management and strengthening our infrastructure to ensure we have the right products in the right place at the right time across all channels and geographies. We saw the incremental benefits from our strategy in Q2 and are applying key insights to benefit future performance. For fiscal 2016, our overarching goal is to increase profitability through gross margin improvement and a reduction in SG&A with the expectation that comparable retail sales will be slightly negative. We believe we are firmly on track to drive sales productivity and further increase profitability in fiscal 2017 as we more fully benefit from our strategic initiatives.

Turning to the results of the second quarter:

•	Sales declined 10.7% primarily driven by the closure of Sears and Gordmans leased department locations, as well as reductions in the Kohl’s business given the planned exit in 2017 and a comparable retail sales decline of 2.7%. Our comp sales performance follows a 2.0% comp increase in the second quarter last year and improved sequentially from the 5.4% decline in the first quarter. We experienced solid full price selling trends within our single branded A Pea in the Pod and Motherhood stores. As mentioned, total sales were also impacted by the closure of 575 Sears and Gordmans leased department locations, which were part of our second quarter sales last year, and reductions in our licensed business with Kohl’s given the planned exit of that business in February 2017.

•	Gross margin improved 510 basis points to 51.5% from 46.4% last year. Approximately 75% of the improvement was driven by our inventory management efforts and is a function of higher average selling prices, better product pricing, effective liquidation of aged inventory, and overall lower inventory levels. The remaining approximately 25% of the improvement was driven by cost savings initiatives and the change in sales mix as we exited lower margin businesses.

•	We were pleased to see that we have been able to be less promotional without significantly impacting conversion rates and units per transaction, helping to offset the negative traffic patterns.

•	SG&A declined $5.0 million from the prior year although we did de-leverage given lower sales; and

•	Adjusted EBITDA increased to $3.3 million from $2.5 million in the second quarter last year. It is important to note that last year’s second quarter adjusted EBITDA included a one-time cash benefit of $4.1 million from the termination of a store lease.

Other key highlights of the quarter included:

First: We began to see the early benefits of our new allocation system, which is providing our buying, and our planning and allocation teams, much needed tools. For example, this quarter we gained visibility allowing us to improve the flow of certain seasonal categories, such as dresses, tops and shorts, from the peak Easter/spring season throughout the summer. We believe we missed opportunities in these areas and have incorporated the knowledge gained through improved visibility provided by our new planning and allocation tools into our future merchandise buys.

We see this as another opportunity in which we can recapture sales and continue to grow into the future. We expect to continue to gain improved visibility of critical data from our new systems and tools in the back half of this year that will provide sales and margin improvement opportunities for fiscal 2017.

Second: We had a strong performance on the web in Q2 as a result of increased product availability, primarily driven by increased available clearance merchandise versus last year, increased allocation of SKUs to marketplace sites, and our continued efforts to optimize the return on investment of our paid search marketing. As we move forward, we expect our new inventory management tools, including our allocation system, will allow for even greater SKU selection on the web and enable our teams to deliver more disciplined promotional events to maximize profitability. I mentioned last quarter we are working hard to re-platform our web environment to provide us with better tools to ensure we meet her pre-pregnancy web experiences. We continue on our project plan and expect to go live by the end of the year.

Third: We continue to improve the productivity of our inventory. We ended Q2 with inventory dollars and units down; the inventory value was down 4.1% versus prior year, while units declined 8%. We expect to further drive inventory productivity as we apply the knowledge gained from the improved visibility provided from our new tools. For example, we now have visibility that allows us to identify opportunities to reduce styles or provide greater depth in our SKU counts by expanding our size offerings. This will enable us to improve the composition of our inventory and ensure we not only present our customers with the appropriate trends of the season but are in stock in her size when she is ready to buy.

Overall, we delivered solid financial improvement versus our prior year. More importantly, the drivers of our performance were based on much stronger retail fundamentals. While our turnaround remains in its early stages and there continues to be much work to be done, we have made great strides in implementing a best in class approach to specialty retail. From the basic operational issues such as switching to a retail fiscal calendar, to the more wide-sweeping changes such as the complete re-work of how we plan, allocate and distribute our product to our retail outlets, we are building a strong foundation to enable us to deliver significant and sustainable growth in the future.

Looking ahead, I remain optimistic about our abilities to improve our business and look forward to updating you as we progress throughout the rest of the year.

As you know, attracting and retaining key talent is a critical component of our strategy. On that front, I am particularly pleased to introduce our new CFO, David Stern. Dave, who joined us on August 1st, brings to us significant financial experience including CFO roles at public specialty retailers. Throughout his career, Dave has demonstrated an ability to optimize and grow retail locations and unlock operational efficiencies across functional areas. We look forward to his many contributions. Welcome Dave!

David Stern, Executive Vice President & Chief Financial Officer:

Thank you, Tony. I am excited to join the team. Good morning to everyone on the call.

This morning I will review our 2016 second quarter results, our year-to-date performance, and key items on our balance sheet.

Sales for the second quarter were $106.5 million, a decline of $12.8 million, or 10.7% from the comparable quarter last year. This decrease in sales was primarily driven by the previously referenced changes of leased department relationships, specifically the exit of Sears and Gordmans, the reduction of the licensed brand relationship with Kohl’s preceding the exit of that business in February of 2017, and the net closure of 26 stores since the end of the second quarter last year. Also, comparable retail sales for the quarter declined by 2.7%.

Gross margin for the second quarter of 2016 was 51.5%, an increase of 510 basis points from the comparable quarter last year. The improvement was primarily driven by reduced promotional activity. Gross profit for the second quarter was $54.8 million, a decline of $0.5 million, or 0.9% from the comparable quarter last year. The impact of the decline in sales was largely offset by the increased gross margin.

Selling, general & administrative expenses for the quarter were $56.6 million, a decline of $5.0 million, or 8.1%, from the comparable quarter last year. This decline was primarily driven by reduced employee costs, lower occupancy expense, and less marketing spend. However, as a percentage of sales, SG&A increased by 140 basis points to 53.1%.

Adjusted EBITDA before other charges for the quarter was $3.3 million, an increase of $0.8 million from the comparable quarter last year. The prior year results included a benefit of $4.1 million related to the termination of a store lease.

Net loss for the second quarter of 2016 was $2.5 million, or $0.18 per share, compared to a net loss of $2.7 million, or $0.20 per share, for the second quarter of 2015.

I will now turn to our year-to-date results.

Sales for the two quarters ended July 30, 2016 were $231.0 million, a decline of $29.9 million, or 11.5%, from the comparable period last year. This decline in sales was primarily driven by a decrease in comparable sales of 4.2% and the previously referenced decreases in store counts, leased department relationships and the licensed brand relationship.

Gross margin through the first two quarters was 52.9%, an increase of 430 basis points to the comparable period last year. The increase was primarily driven by reduced promotional activity. Gross profit for the first two quarters of 2016 was $122.1 million, a decrease of $4.6 million, or 3.6% from the comparable period last year. The decline was driven by reduced sales partially offset by increased gross margin.

Selling, general & administrative expenses for the two quarters were $115.4 million, a decrease of $10.3 million, or 8.2%. The reduction was primarily driven by reduced employee costs, lower occupancy expense, and less marketing spend. However, as a percentage of sales, SG&A increased 180 basis points to 50.0%.

Adjusted EBITDA before other charges for the first two quarters was $16.5 million, an increase of $2.0 million from the comparable period last year. The prior year results include the previously referenced $4.1 million benefit related to the lease termination.

Net income for the first two quarters of 2016 was $1.5 million, or $0.11 per share, compared to a net loss of $0.1 million, or $0.01 per share, for the comparable period last year.

Turning now to the balance sheet:

Inventory at the end of the second quarter was $70.5 million, a decrease of $3.1 million, or 4.1% from the comparable point last year. Importantly, units were down 8% as we continued to right size our inventory.

Debt, net of cash, at the end of the second quarter was $40.5 million, an increase of $8.6 million from the comparable point last year.

As a reminder, in the first quarter of 2016 we announced a new term loan for $32 million, due in March of 2021 and an extension of our existing $70 million credit line through the maturity of the term loan. We used substantially all of the proceeds of the term loan to repay a portion of the borrowings under our credit line.

Year to date, we have opened 6 stores and closed 16 stores for a net reduction of 10 retail stores. We ended the quarter with 526 stores.

Moving on to our outlook, our financial guidance for full-year fiscal 2016 is as follows:

•	Continued sequential improvement in comparable retail sales through the year, resulting in slightly negative comps for the full year.

•	Gross margin to increase 250 to 350 basis points year-over-year, as inventory productivity initiatives continue to generate more profitable sales.

•	Selling, general & administrative expenses will continue to decline, but will deleverage as a percent of sales on a full-year basis.

•	Capital expenditures are projected to be in the $15 million to $17 million range, a reduction of $12 million to $14 million compared to last year. Excluding the prior year capital expenditures related to the relocation of our corporate headquarters and distribution center, current year projected capital expenditures are $3 million to $5 million below last year. Current year spend is primarily the result of modest store investments, as we optimize our real estate portfolio, as well as investments in systems. The investments in systems mostly relate to our new inventory management approach as well as our web replatform, and represent a measured and revenue-focused approach to capital expenditures that we will continue as we move forward.

•	Finally, we plan to open 10 new stores and close 30 to 35 stores during the year.

With that, I will turn the call back over to Tony for closing remarks.

Anthony M. Romano, Chief Executive Officer & President:

Thank you, Dave. In summary, the sequential improvement in our performance is evidence that we are now running a much better retail organization. We have retained and recruited key talent, developed and implemented the appropriate tools and processes and are customer focused and product centric in all of our business activities. These key initiatives of our turnaround strategy are starting to gain traction as evidenced in our results. While we are still in the early stages, I am confident that we have the right plan in place to achieve our objective of delivering long-term, sustainable, profitable growth.

And now I would like to turn the call over to the operator to begin the question-and-answer portion of our call.

Following Questions:

Thank you, Operator and thank you again for joining us today. We look forward to speaking with you when we report third quarter results in December. Have a great Fall season.

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